Exhibit 3.14(b)

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Concrete XXII Acquisition, Inc., and the name of the corporation being merged into this surviving corporation is Wyoming Concrete Industries, Inc.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Concrete XXII Acquisition, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on the date of filing.

SIXTH: The Agreement of Merger is on file at c/o U.S. Concrete, Inc., 2925 Briarpark, Suite 500, Houston, Texas 77042, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constitute corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 1st day of October, A.D., 2001.

By:	/s/ Donald Wayne

Authorized Officer

Name:	Donald Wayne

Title:	President

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